Exhibit 26.3

Institute of Quantitative & Technical Economics, Chinese Academy of Social Sciences

November 9, 2010

Ossen Innovation Co., Ltd
518 Shangcheng Road, Floor 17
Shanghai, 200120
People’s Republic of China

Re:	Consent Letter

To Whom It May Concern:

We, Institute of Quantitative & Technical Economics, Chinese Academy of Social Sciences, hereby consent to the quotation or summarization of our report, dated October 9, 2010, in the Registration Statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission by Ossen Innovation Co., Ltd. (the “Registration Statement”).

In addition, we hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

INSTITUTE OF QUANTITATIVE &
TECHNICAL ECONOMICS, CHINESE
ACADEMY OF SOCIAL SCIENCES

By:	/s/ Quiang Liu
Name:	Quiang Liu